Southern Community Posts Fourth Quarter, Year-End Profit;

Loan Quality Leads to Turnaround in 2011

Winston-Salem, NC – (PR Newswire) 01/30/2012 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), announced today that it earned $359 thousand, or $0.02 per diluted common share, in the fourth quarter of 2011, posting its third consecutive quarterly profit as credit quality trends continued their year-long improvement. For the full year 2011, the Company earned $520 thousand, or $0.03 per diluted common share, compared to a net loss of $25.7 million a year ago, or $1.53 net loss per common diluted share.

The Company’s fourth quarter results compare to a net income available to common shareholders of $138 thousand for the third quarter of 2011 and a net loss available to common shareholders of $11.5 million a year ago. Net income per diluted common share of $0.02 in the fourth quarter improved significantly from a net loss per diluted common share of $0.68 for the fourth quarter 2010. Net income in the third quarter 2011 was $0.01 per diluted common share.

Most credit issues have stabilized in the second half of 2011 as nonperforming assets have decreased 19% to $87.9 million, or 5.85% of total assets, at December 31, 2011 from $109.1 million, or 6.60% of total assets, from year-end 2010.

In the past 12 months, the leading credit quality measures improved. Noncurrent loans, charge-offs, delinquencies up to 89 days past due, nonperforming loans and nonperforming assets all declined. In addition, allowance for loan losses required significantly less funding in 2011 due to the improving quality of the Bank’s loan portfolio as the loan loss provision declined by $23.9 million in 2011, a 67% decrease from the $39.0 million in 2010.

“We have made exceptional progress in the past 12 months,” said CEO and President F. Scott Bauer. “As we have continued to eliminate problem assets, our balance sheet and income statement have both seen significant improvement over the past year. The result has been a $26.2 million turnaround in bottom line results.”

“We believe our credit trends will continue to improve during 2012,” he said. “Problem loans are declining and we are working very closely with customers who need our help in restructuring their loans. The effort by our employees to get our bank moving in the right direction has been phenomenal.”

Southern Community Bank’s capital ratios – the measure of a bank’s financial strength – continue to improve as well as stockholder equity of $97.6 million represented 6.50% of total assets. Tier 1 leverage capital, a combination of equity and retained earnings, increased to 9.07% in the fourth quarter compared to 8.76% at September 30, 2011.

“Although the Bank has made remarkable progress, we still face a tentative, uncertain economy that most likely will continue to challenge many financial institutions, including community banks,” Bauer said. “Loan demand today is weak, but we are making inroads in reaching out to business owners in our markets. Our ability to serve small to medium sized business is one of our strengths.”

Southern Community Bank was recently presented the Small Business Administration’s “Achievement Award,” and ranked thirteenth out of ninety-one banks in North Carolina based upon the number of loans made.

Financial Highlights:

•	Net income available to common shareholders of $359 thousand, or $0.02 per diluted common share, for fourth quarter 2011;
•	For 2011, net income available to common shareholders of $520 thousand, or $0.03 per diluted common share;
•	Provision for loan losses of $3.4 million decreased $550 thousand compared to third quarter of 2011;
•	Provision for loan losses for 2011 of $15.2 million decreased $23.8 million, or 61%, year-over-year;
•	Nonperforming loans decreased 26% to $68.0 million, or 7.13% of loans, at December 31, 2011 from $91.8 million, or 8.08% of loans, at December 31, 2010;
•	Nonperforming assets decreased 19% to $87.9 million, or 5.85% of total assets, from $109.1 million, or 6.60% of total assets, at December 31, 2010;
•	Net charge-offs for 2011 have declined to 1.98% from 3.25% of average loans (annualized) for the same period in 2010;
•	Allowance for loan losses decreased $5.4 million year-over-year to $24.2 million, or 2.53% of total loans; and
•	Personnel expenses decreased 13% and overall non-interest expenses declined 7% for full year 2011, compared to 2010 levels.

For 2011, the Company reported net income available to common shareholders of $520 thousand as the Company stabilized its asset quality and continued to effectively manage expenses downward on a year-over-year basis.

Asset Quality

Nonperforming loans decreased $4.4 million to $68.0 million, or 7.13% of total loans, at December 31, 2011 from $72.5 million, or 7.30% of total loans, at September 30, 2011 as a result of $6.4 million in gross charge-offs and $5.0 million in foreclosures outpacing $7.0 million of new additions to nonperforming loans in the fourth quarter of 2011. On a year-over-year basis, nonperforming loans were down $23.7 million, or 26%. Loans delinquent 30-89 days sequentially increased by $691 thousand to $5.2 million at December 31, 2011; however, delinquencies showed improvement over the December 31, 2010 level of $5.5 million. Foreclosed assets increased $698 thousand, or 4%, on a linked quarter basis. New foreclosed asset additions during the fourth quarter of 2011 were mostly offset by $2.8 million in sales of properties and $1.6 million in valuation writedowns. Nonperforming assets showed significant improvement of $21.2 million or 19% year-over-year, decreasing to $87.9 million or 5.85% of total assets from $109.1 million or 6.60% of total assets at December 31, 2010.

The provision for loan losses of $3.4 million in the fourth quarter of 2011 decreased $550 thousand from $4.0 million in the third quarter of 2011. The allowance for loan losses (ALLL) decreased $2.2 million to $24.2 million, or 2.53% of total loans, from $26.4 million, or 2.66% of total loans, at September 30, 2011. This decrease in ALLL was in part the result of the $37.8 million decrease in total loans outstanding at comparative quarter-ends. Net charge-offs increased sequentially to $5.6 million, or 2.29% of average loans on an annualized basis, from $5.1 million, or 1.98% of average loans on an annualized basis, for the third quarter of 2011. However, compared with the fourth quarter of 2010, net charge-offs have declined from 4.10% of average loans. For the full year 2011 compared with 2010, net charge-offs have declined to 1.98% from 3.25% of average loans. The overall ALLL level decreased by $2.2 million during the fourth quarter of 2011 primarily as a result of a $37.7 million decrease in loans collectively evaluated for impairment. The specific allowance for impaired loans decreased by $525 thousand to $1.6 million on a linked quarter basis despite the sequential increase of $158 thousand in the volume of impaired loans individually evaluated for impairment.

Net Interest Income

Net interest income of $11.5 million in the fourth quarter of 2011 decreased $461 thousand, or 4%, compared to $12.0 million in the third quarter of 2011 as the average balance of interest earning assets declined $25.3 million, or 2%, on a linked quarter basis. This decline in earning assets was driven by a $37.3 million sequential decrease in average loan balances, resulting from continued customer deleveraging, soft new loan demand and problem loan remediation. The fourth quarter 2011 net interest margin of 3.22% declined by seven basis points on a linked quarter basis as earning asset yields decreased by 11 basis points due to the shift in earning asset mix caused by the decrease in loan balances.

On a year-over-year basis, net interest income decreased $914 thousand, or 7%, and the net interest margin of 3.22% increased by eight basis points from 3.14% in the fourth quarter of 2010. This decrease in net interest income was due to a $148.7 million decrease in the average balance of earning assets partially offset by the seven basis point increase in net interest spread. The decrease in earning assets was driven by a $186.6 million decrease in the average balance of loans. This decrease was partially offset by a $37.9 million net increase in the average balance of investments and other earning assets. The year-over-year increase in the net interest spread was attributable more to the impact of downward repricing on the cost of deposits than the impact of the earning asset mix shift as the year-over-year average loan yield improved by one basis point.

Non-interest Income

Non-interest income increased by $1.2 million, or 38%, to $4.4 million during the fourth quarter of 2011 compared with the third quarter of 2011. The sequential increase in non-interest income was attributable primarily to the $1.0 million increase in gains on sales of investment securities, $323 thousand improvement in SBIC income, $52 thousand increase in wealth management income and $34 thousand increase in mortgage banking income. These linked quarter increases were partially offset by a $121 thousand decrease in fair value of derivatives, $90 thousand decrease in other income and a $36 thousand decrease in service charge income.

Compared to the fourth quarter of 2010, non-interest income increased by $203 thousand, or 5%. The comparative quarter increase was primarily related to a $646 thousand increase in gains on investment security sales and a $166 thousand increase in the fair value of derivatives. These comparative quarter increases were partially offset by a $337 thousand decrease in mortgage banking income, $200 thousand decrease in service charge income, $31 thousand decrease in other income and an $11 thousand decrease in SBIC income.

Non-interest Expenses

Non-interest expenses of $11.5 million during the fourth quarter of 2011 increased $1.1 million, or 10%, on a linked quarter basis. The sequential increase in non-interest expenses was attributable primarily to a $1.3 million increase in foreclosed asset related expenses and $30 thousand increase in personnel expenses. Of the increase in foreclosed asset related expenses, the majority of this linked quarter increase was attributable to $1.6 million in writedowns on carrying values of foreclosed properties resulting from declining real estate valuations. Offsetting a portion of these sequential increases, there were sequential decreases of $132 thousand in occupancy expenses, $44 thousand in FDIC insurance expense and $37 thousand in other non-interest expenses.

Compared to the fourth quarter of 2010, non-interest expenses decreased $1.1 million or 9%. This year-over-year decrease was due primarily to a $591 thousand decrease in salaries and employee benefits, a $577 thousand decrease in foreclosure related expenses, $173 thousand decrease in other expenses and an $82 thousand decrease in occupancy expenses. These were partially offset by a year-over-year increase of $312 thousand in FDIC insurance expense.

Balance Sheet

As of December 31, 2011, total assets amounted to $1.50 billion, representing a decrease of $43.6 million, or 3%, compared to September 30, 2011. Total assets decreased $151.0 million, or 9%, on a year-over-year basis. The loan portfolio, excluding loans held for sale, decreased by $36.5 million, or 4%, sequentially, and decreased by $180.1 million, or 16%, since December 31, 2010 due to loan remediation activities and weak loan demand resulting from the prolonged economic downturn. Total deposits of $1.18 billion at December 31, 2011 decreased $46.0 million, or 4%, sequentially due to net deposit outflows in all categories. All interest bearing deposits were impacted by the Bank’s reductions in deposit offering rates. The decrease in time deposits of $32.4 million, or 5%, was affected by the $12.0 million outflow of brokered deposits.

At December 31, 2011, stockholders’ equity of $97.6 million represented 6.50% of total assets. Stockholders’ equity decreased $653 thousand, or 1%, on a linked quarter basis due to a decrease in unrealized gains on available for sale investment securities of $1.7 million offsetting the net income (before preferred dividends) of $997 thousand. The regulatory capital ratios for the Bank at December 31, 2011 were in excess of required levels. The Bank’s Tier 1 leverage ratio and total risk-based capital ratio increased to 9.07% and 13.85%, respectively, at December 31, 2011 from 8.76% and 13.35%, respectively, at September 30, 2011.

Conference Call

Southern Community’s executive management team will host a conference call on January 31, 2012, at 8:30 am Eastern Time to discuss the quarter-end results. The call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600 and entering conference number 10008833. A replay of the conference call can be accessed until 9:00 am on February 14, 2012, by calling 1-877-344-7529 or 1-412-317-0088 and entering conference number 10008833.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations, intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans or expectations contemplated by our Company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan losses, the rates of loan growth or shrinkage, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the Company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information:

F. Scott Bauer - President/CEO

James Hastings, Executive Vice President/CFO

(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
Income Statement	2011	2011	2011	2011	2010	2011	2010

Interest Income	$16,602	$17,287	$18,148	$18,699	$19,164	$70,736	$80,638
Interest Expense	5,111	5,335	5,578	5,868	6,759	21,892	28,278
Net Interest Income	11,491	11,952	12,570	12,831	12,405	48,844	52,360

Provision for Loan Losses	3,400	3,950	3,700	4,100	6,500	15,150	39,000

Net Interest Income (Loss) after Provision for Loan Losses	8,091	8,002	8,870	8,731	5,905	33,694	13,360

Non-Interest Income
Service charges and fees on deposit accounts	1,417	1,453	1,581	1,488	1,617	5,939	6,533
Income from mortgage banking activities	377	343	291	263	714	1,274	2,182
Investment brokerage and trust fees	276	224	320	188	306	1,008	1,474
SBIC income (loss) and management fees	(5)	(328)	123	122	6	(88)	631
Gain (Loss) on sale of investment securities	1,781	740	524	944	1,135	3,989	3,531
Gain (Loss) and net cash settlement on economic hedges	87	208	181	(605)	(79)	(129)	(532)
Other-than-temporary impairment	—	—	—	—	—	—	(186)
Other Income	470	560	514	503	501	2,047	1,972
Total Non-Interest Income	4,403	3,200	3,534	2,903	4,200	14,040	15,605

Non-Interest Expense
Salaries and employee benefits	4,512	4,482	4,568	4,746	5,103	18,308	20,926
Occupancy and equipment	1,696	1,828	1,860	1,784	1,778	7,168	7,428
FDIC deposit insurance	847	891	932	1,133	535	3,803	2,197
Foreclosed asset related	1,786	531	636	879	2,363	3,832	4,914
Other	2,656	2,693	3,259	2,941	2,829	11,549	12,303
Total Non-Interest Expense	11,497	10,425	11,255	11,483	12,608	44,660	47,768

Income (Loss) Before Taxes	997	777	1,149	151	(2,503)	3,074	(18,803)
Provision for Income Taxes	—	—	—	—	8,318	—	4,318

Net Income (Loss)	$997	$777	$1,149	$151	$(10,821)	$3,074	$(23,121)

Effective dividend on preferred stock	638	639	638	639	633	2,554	2,531

Net Income (loss) available to common shareholders	$359	$138	$511	$(488)	$(11,454)	$520	$(25,652)

Net Income (Loss) per Common Share
Basic	$0.02	$0.01	$0.03	$(0.03)	$(0.68)	$0.03	$(1.53)
Diluted	$0.02	$0.01	$0.03	$(0.03)	$(0.68)	$0.03	$(1.53)

Balance Sheet	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2011	2011	2011	2011	2010

Assets
Cash and due from Banks	$23,356	$23,062	$18,590	$28,096	$16,584
Federal Funds Sold and Overnight Deposits	23,198	33,862	46,380	34,615	49,587
Investment Securities	406,701	404,340	357,428	350,962	352,873
Federal Home Loan Bank Stock	6,842	7,381	7,879	8,750	8,750

Loans Held for Sale	4,459	5,750	1,624	597	5,991

Loans	950,022	986,533	1,038,349	1,083,468	1,130,076
Allowance for Loan Losses	(24,165)	(26,409)	(27,511)	(27,664)	(29,580)
Net Loans	925,857	960,124	1,010,838	1,055,804	1,100,496

Bank Premises and Equipment	38,315	38,878	39,360	39,878	40,550
Foreclosed Assets	19,812	19,114	23,022	23,060	17,314
Other Assets	53,816	53,482	56,865	62,118	61,253

Total Assets	$1,502,356	$1,545,993	$1,561,986	$1,603,880	$1,653,398

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$135,434	$137,599	$127,485	$126,393	$110,114
Money market, savings and NOW	475,900	487,393	490,382	521,577	582,878
Time	571,838	604,188	630,021	631,240	655,427
Total Deposits	1,183,172	1,229,180	1,247,888	1,279,210	1,348,419

Borrowings	211,143	208,668	209,954	224,608	204,784
Accrued Expenses and Other Liabilities	10,406	9,857	9,404	8,208	7,854
Total Liabilities	1,404,721	1,447,705	1,467,246	1,512,026	1,561,057

Total Stockholders' Equity	97,635	98,288	94,740	91,854	92,341

Total Liabilities and Stockholders' Equity	$1,502,356	$1,545,993	$1,561,986	$1,603,880	$1,653,398

Tangible Book Value per Common Share	$3.29	$3.33	$3.12	$2.95	$2.99

	For the three months ended										Years Ended
	Dec 31,		Sep 30,		Jun 30,		Mar 31,		Dec 31,		Dec 31,		Dec 31,
	2011		2011		2011		2011		2010		2011		2010

Per Common Share Data:
Basic Earnings (loss) per Share	$0.02		$0.01		$0.03		$(0.03)		$(0.68)		$0.03		$(1.53)
Diluted Earnings (loss) per Share	$0.02		$0.01		$0.03		$(0.03)		$(0.68)		$0.03		$(1.53)
Tangible Book Value per Share	$3.29		$3.33		$3.12		$2.95		$2.99		$3.29		$2.99

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.26%		0.20%		0.29%		0.04%		-2.55%		0.20%		-1.38%
Return on Average Equity (annualized) ROE	4.02%		3.24%		5.00%		0.67%		-39.43%		3.25%		-19.94%
Return on Tangible Equity (annualized)	4.04%		3.26%		5.03%		0.67%		-39.68%		3.27%		-20.07%
Net Interest Margin	3.22%		3.29%		3.43%		3.42%		3.14%		3.34%		3.35%
Net Interest Spread	3.06%		3.14%		3.29%		3.30%		2.99%		3.20%		3.19%
Non-interest Income as a % of Revenue	27.70%		21.12%		21.94%		18.45%		25.29%		22.33%		22.96%
Non-interest Income as a % of Average Assets	1.15%		0.82%		0.90%		0.72%		0.99%		0.89%		0.93%
Non-interest Expense to Average Assets	3.00%		2.67%		2.85%		2.86%		2.97%		2.84%		2.84%
Efficiency Ratio	72.34%		68.80%		69.89%		72.98%		75.93%		71.02%		70.28%

Asset Quality:
Nonperforming Loans	$68,048		$72,457		$66,803		$73,741		$91,777		$68,048		$91,777
Nonperforming Assets	$87,860		$91,571		$89,825		$96,801		$109,091		$87,860		$109,091
Nonperforming Loans to Total Loans	7.13%		7.30%		6.42%		6.80%		8.08%		7.13%		8.08%
Nonperforming Assets to Total Assets	5.85%		5.92%		5.75%		6.04%		6.60%		5.85%		6.60%
Allowance for Loan Losses to Period-end Loans	2.53%		2.66%		2.65%		2.55%		2.60%		2.53%		2.60%
Allowance for Loan Losses to Nonperforming Loans (X)	0.36	X	0.36	X	0.41	X	0.38	X	0.32	X	0.36	X	0.32	X
Net Charge-offs to Average Loans (annualized)	2.29%		1.98%		1.46%		2.19%		4.10%		1.98%		3.25%

Capital Ratios:
Equity to Total Assets	6.50%		6.36%		6.07%		5.73%		5.58%		6.50%		5.58%
Tangible Common Equity to Total Tangible Assets (1)	3.68%		3.62%		3.36%		3.10%		3.04%		3.68%		3.04%

Average Balances:
Year to Date
Interest Earning Assets	$1,462,016		$1,477,405		$1,495,592		$1,520,664		$1,562,393
Total Assets	1,570,773		1,587,849		1,606,580		1,630,975		1,681,068
Total Loans	1,039,531		1,061,036		1,085,468		1,111,697		1,200,609
Equity	94,455		93,122		92,084		91,958		115,962
Interest Bearing Liabilities	1,333,836		1,354,558		1,377,769		1,407,978		1,436,443

Quarterly
Interest Earning Assets	$1,416,350		$1,441,624		$1,470,795		$1,520,664		$1,565,031
Total Assets	1,520,101		1,550,998		1,582,455		1,630,975		1,681,561
Total Loans	975,717		1,012,969		1,059,527		1,111,697		1,162,365
Equity	98,411		95,164		92,209		91,958		108,870
Interest Bearing Liabilities	1,272,345		1,308,892		1,347,893		1,407,978		1,438,633

Weighted Average Number of Shares Outstanding
Basic	16,827,684		16,830,099		16,835,724		16,824,008		16,812,380		16,829,391		16,811,439
Diluted	16,891,910		16,896,214		16,906,810		16,824,008		16,812,380		16,896,692		16,811,439
Period end outstanding shares	16,827,075		16,828,575		16,831,375		16,838,125		16,812,625		16,827,075		16,812,625

(1) - Tangible Common Equity to Total Tangible Assets is period-ending common equity less intangibles, divided by period-ending assets less intangibles

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio